                                                                    Exhibit 99.2

            MEDIA RELATIONS - TOM HERRMANN
            (480) 754-2202

            INVESTOR RELATIONS - STEPHEN D. BLUM
            (480) 754-5040

              DIAL BOARD OF DIRECTORS APPROVES BUSINESS STRATEGY
                          AND EXTENDS CEO'S CONTRACT

SCOTTSDALE, ARIZ., AUGUST 19, 2002 - Following the annual strategic planning meeting with its Board of Directors, The Dial Corporation (NYSE:DL) today announced the Board is pleased with the results of management's efforts to improve Company performance and approved management's strategy to create additional shareholder value while maintaining an eye toward a possible future business combination. Also, in light of the Company's strong results, the Board voted to extend the employment contract of Herbert M. Baum, Chairman, President and CEO of Dial, through January 2006.

      Mr. Baum commented, "I am delighted to continue to lead Dial through this exciting time for our Company. Through the hard work of every Dial employee, we have reinvigorated our core businesses and created strong momentum throughout our organization. We will continue to manage our operations with a focus on profitable growth and financial returns, capitalizing on Dial's excellent brands. In addition, we are looking forward to continuing to leverage the work

                                    (more)
of our Center for Innovation to introduce innovative products that reinforce Dial's role as a leader in its markets and enhance our value to our customers."

      The Board noted that the Company's performance over the last two years was largely attributable to successfully implementing several strategies, including a plan to develop innovative new products to drive sales, investing in the Company's brand power, growing market share of the Company's leading brands and divesting under-performing assets and businesses. At the same time, the Board continues to believe that, given today's marketplace, Dial would be better served over time to be part of a larger consumer products company.

      The Board also noted that the turnaround in the Company's financial performance under the leadership of CEO Baum and his management team has resulted in a significant increase in earnings and cash flow. Since August 2000, the Company has reduced net debt (total debt less cash) $310 million from $637 million at June 30, 2000 to $327 million at June 29, 2002. Dial's market capitalization during this same period grew more than $700 million. With $127 million in cash on hand, Dial's Board is now evaluating a range of alternatives, including acquisitions that would complement the Company's existing business focus, the repurchase of outstanding shares and further debt reduction.

      The Dial Corporation is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company's Web site at www.dialcorp.com.